Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 20, 2018, among Nosley Midstream, LLC (the “Guaranteeing Subsidiary”), a subsidiary of Jones Energy Holdings, LLC, a Delaware limited liability company (the “Company”), the Company, Jones Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Company, the “Issuers” and individually an “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), UMB Bank, N.A., as Trustee (the “Trustee”), and Wells Fargo Bank, National Association, as Collateral Agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 14, 2018 providing for the issuance of 9.250% Senior Secured First Lien Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuers, the Guarantors, the Collateral Agent and the Trustee may amend or supplement the Indenture or the Notes, without the consent of any Holder of Notes, solely to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” in the offering circular, dated February 12, 2018, relating to the Notes (the “Offering Circular”);

WHEREAS, the Company has identified a typographical error in the Form of Note attached as Exhibit A to the Indenture and the Global Notes delivered to the Trustee on the date of the Indenture (the “Existing Global Notes”) that differs from the provisions of the “Description of Notes” in the Offering Circular;

WHEREAS, to correct the typographical error as reflected in the Existing Global Notes, the Issuers desire to amend and restate the Existing Global Notes by the issuance of new Global Notes correcting such error and cancellation of the Existing Global Notes, and the Trustee has agreed to such amendment and restatement and cancellation of the Existing Global Notes, as permitted by Section 9.01 of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guaranteeing Subsidiary and the other Guarantors mutually covenant with the Trustee and the Collateral Agent for the equal and ratable benefit of the Holders of the Notes as follows:

Exhibit 4.2

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. Amendment. Exhibit A to the Indenture and the Existing Global Notes are each hereby amended to replace the text reading “on March 15, 2023” contained therein with text reading “on the earliest of (i) March 15, 2023, (ii) December 31, 2021, if on such date $50.0 million or more in aggregate principal amount of the Issuers’ 6.75% Senior Notes due 2022 remain outstanding and (iii) December 15, 2022, if on such date $50.0 million or more in aggregate principal amount of the Issuers’ 9.25% Senior Notes due 2023 remain outstanding”.

4. No Recourse Against Others. No director, officer, partner, employee, incorporator, manager or member or other owner of Capital Stock of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Issuers.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

New Guarantor:

NOSLEY MIDSTREAM, LLC

By:/s/ Robert J. Brooks

Name:Robert J. Brooks

Title:Executive Vice President and Chief

Financial Officer

Issuers:

JONES ENERGY HOLDINGS, LLC

JONES ENERGY FINANCE CORP.

By: /s/ Robert J. Brooks

Name:Robert J. Brooks

Title:Executive Vice President and Chief

Financial Officer

Existing Guarantors:

JONES ENERGY INC.

JONES ENERGY, LLC

NOSLEY ASSETS, LLC

NOSLEY SCOOP, LLC

NOSLEY ACQUISITION, LLC

By: /s/ Robert J. Brooks

Name:Robert J. Brooks

Title:Executive Vice President and Chief

Financial Officer

[Signature Page to First Supplemental Indenture to 9.250% Secured Notes Indenture]

UMB BANK, N.A.,

as Trustee

By:/s/ Mauri Cowen

Authorized Signatory

WELLS FARGO BANK,  NATIONAL

ASSOCIATION

as Collateral Agent

By:/s/ Michael Pinzon

Authorized Signatory

[Signature Page to First Supplemental Indenture to 9.250% Secured Notes Indenture]

[Signature Page to First Supplemental Indenture to 9.250% Secured Notes Indenture]